Exhibit 10.16

EMPLOYMENT AGREEMENT

DATED AS OF JULY 16, 2013

BY AND BETWEEN

INFINITY RESOURCES HOLDINGS CORP. (IRHC)

AND

BRIAN DICK

Table of Contents

1. Employment	1
2. Full Time Occupation and Other Activities	1
3. Compensation and other Benefits During Term of Employment	1
(a) Base Salary	1
(b) Bonus	2
(c) Stock-Based Compensation and Awards	2
(d) Fringe Benefits	2
(e) Vacation	2
(f) Reimbursement for Business Expenses	2
4. Term of Employment	2
(a) Employment Term	2
(b) Termination Under Certain Circumstances	3
(c) Result of Termination	3
5. Competition and Confidential Information	5
(a) Interests to be Protected	5
(b) Non-Competition	6
(c) Non-Solicitation of Employees	6
(d) Non-Solicitation of Customers	7
(e) Non-Disclosure of Confidential Information	7
(f) Return of Books, Records, Papers, and Equipment	8
(g) Assignment of Product	8
(h) Equitable Relief	9
(i) Restrictions Separable	9
6. Miscellaneous	9
(a) Notices	9
(b) Indulgences; Waivers	10
(c) Controlling Law	11
(d) Notification of New Employer	11
(e) Binding Nature of Agreement	11
(f) Execution in Counterpart	11
(g) Provisions Separable	11
(h) Entire Agreement	11
(i) Paragraph Headings	11
(j) Gender	11
(k) Number of Days	12
7. Successors and Assigns	12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 16, 2013, by and between INFINITY RESOURCES HOLDINGS CORP. (IRHC), a Nevada corporation (“Employer”), and BRIAN DICK (“Employee”).

WHEREAS, pursuant to a separate agreement, Employer has acquired Employee’s interest in Quest Resource Management Group LLC (“Quest”), for which Employee has been the Chief Executive Officer; and

WHEREAS, Employer desires Employee to serve Employer as President and Chief Executive Officer, and Employee desires to do so, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1. Employment.

Employer hereby employs, and Employee hereby accepts employment, as President and Chief Executive Officer of Employer and of such affiliates of Employer as Employer shall designate and in such other capacities and for such other duties and services as shall from time to time be mutually agreed upon by Employer and Employee. Employee shall report to the Board of Directors of Employer.

2. Full Time Occupation and Other Activities.

Employee shall devote Employee’s entire business time, attention, and efforts to the performance of Employee’s duties under this Agreement; shall serve Employer faithfully and diligently; and shall not engage in any other employment or other business activities while employed by Employer. Employee agrees to comply with all of Employer’s policies in effect from time to time and to comply with all laws, rules and regulations, including, but not limited to, those specifically applicable to Employer. Employee agrees to travel as necessary to perform his duties under this Agreement.

3. Compensation and other Benefits During Term of Employment.

(a) Base Salary. Employer shall pay to Employee a base salary of $325,000 per annum to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Employee shall mutually agree, according to the regular payroll practices of Employer, and subject to applicable, authorized, and legally required deductions, withholdings, and taxes. By action and in the sole discretion of the Board of Directors of Employer, the base salary will be subject to annual review and may be increased, but not decreased without Employee’s written approval, based on performance of Employer and Employee.

(b) Bonus. Employee shall be eligible to participate in executive compensation programs maintained by Employer for its executive personnel. Employee also shall be eligible to receive an annual bonus in such an amount, if any, determined by the Board of Directors of Employer or such committee of the Board of Directors as may be designated by the Board of Directors based upon achievement of performance goals and any other such factors as may be deemed relevant by the Board of Directors or committee thereof, which bonus opportunity for 2013 shall not be less than $250,000 if the 2013 EBITDAS of Employer is at least $5,000,000. For purposes of this Agreement, “EBITDAS” shall mean the Net Income of Employer for any such period, plus (a) Taxes deducted in determining Net Income, (b) any interest deducted in determining Net Income, (c) any depreciation or amortization to the extent deducted in determining Net Income, and (d) all stock-related charges deducted in the calculation of Net Income, in each case adjusted to deduct all amounts related to any other company or businesses acquired by Employer or its subsidiaries after the date of this Agreement. For purposes of this Agreement, “Net Income” means, for any of the foregoing periods, the net income (or loss) for Employer, determined in accordance with GAAP, all as determined by the independent auditor of Employer and as reported to the Securities and Exchange Commission.

(c) Stock-Based Compensation and Awards. Employee may receive annual stock-based compensation awards, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Board of Directors of Employer or a committee thereof.

(d) Fringe Benefits. Employee shall receive a car allowance of $750 per month. Employee also shall be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, and benefits approved by the Board of Directors or a duly constituted committee of the Board of Directors and made available from time to time to executive employees of Employer generally during the term of Employee’s employment hereunder. The foregoing shall not obligate Employer to adopt or maintain any particular plan, program, or benefit.

(e) Vacation. Employee shall be entitled to a paid vacation in accordance with the applicable policies of Employer in effect from time to time.

(f) Reimbursement for Business Expenses. Employer shall reimburse Employee for all travel, entertainment, and other ordinary and necessary business expenses incurred by Employee in connection with the business of Employer and Employee’s duties under this Agreement. The term “business expenses” shall not include any item not deductible in whole or in part by Employer for federal income tax purposes. To obtain reimbursement, Employee shall submit to Employer receipts, bills, or sales slips for the expenses incurred. Reimbursements shall be made by Employer monthly within 10 days of presentation by Employee of evidence of the expenses incurred.

4. Term of Employment.

(a) Employment Term. The term of employment under this Agreement shall be for a period commencing as of the date of this Agreement and continuing until the date that is five (5) years from the date of this Agreement (the “Employment Term”), unless earlier terminated pursuant to Section 4(b) below.

(b) Termination Under Certain Circumstances. Notwithstanding anything to the contrary herein contained:

(i) Death. Employee’s employment shall be automatically terminated, without notice, effective upon the date of Employee’s death.

(ii) Disability If Employee shall fail, for a period of more than sixty (60) consecutive days, or for ninety (90) days within any 180-day period, to perform any of Employee’s duties under this Agreement as the result of illness or other incapacity, Employer, at its option, in its sole discretion, and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice, or at any other date as specified in the notice.

(iii) Unilateral Decision of Employer Employer, at its option and in its sole discretion, upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice or at any other date as specified in the notice.

(iv) Unilateral Decision by Employee. Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of that notice or at any other date as specified in the notice.

(v) Certain Acts. If Employee engages in an act or acts involving (A) a crime, moral turpitude, fraud, or dishonesty, (B) willful dishonesty, fraud, or misconduct with respect to the business or affairs of Employer, or (C) a material breach by Employee of this Agreement, Employer, at its option and upon written notice to Employee, may terminate Employee’s employment effective on the date of that notice or at any other date as specified in the notice.

(vi) Change in Control. In the event of a “Change in Control” of Employer (as defined below), Employee, at Employee’s option and upon written notice to Employer, may terminate Employee’s employment effective on the date of the notice (which shall not constitute a unilateral decision by Employee under Section 4(b)(iv) above) unless (A) the provisions of this Agreement remain in full force and effect as to Employee and (B) Employee suffers no reduction in Employee’s status, duties, authority, or compensation following such Change in Control, provided that Employee will be considered to suffer a reduction in Employee’s status, duties, authority, if, after the Change in Control, (1) Employee is not the President and Chief Executive Officer of the company that succeeds to the business of Employer, or (2) such company terminates Employee or reduces Employee’s status, duties, authority, or compensation within one year of the Change in Control.

(c) Result of Termination.

(i) Except as otherwise set forth in this Agreement, in the event of the termination of Employee’s employment pursuant to Sections 4(b)(i) (“Death”), (b)(ii) (“Disability”), 4(b)(iv) (“Unilateral Decision by Employee”), or 4(b)(v) (“Certain Acts”) above, Employee shall receive no further compensation under this Agreement.

(ii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(iii) (“Unilateral Decision of Employer”) above, Employee shall for a period equal to the lesser of (1) twenty-four (24) months after the effective date of the termination or (2) the remainder of the Employment Term, (A) continue to receive Employee’s base salary as provided in Section 3(a) above; and (B) receive coverage under Employer’s medical plan to the extent provided for Employee pursuant to Section 3(d) above at the effective date of the termination.

(iii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(vi) (“Change in Control”) above, Employee shall for a period of twenty-four (24) months after the effective date of the termination, (A) continue to receive Employee’s base salary as provided in Section 3(a) above; and (B), at Employer’s option, either (x) receive coverage under Employer’s medical plan to the extent provided for Employee pursuant to Section 3(d) above at the effective date of the termination, or, (y) receive reimbursement for the COBRA premium for such coverage through the earlier of such 24-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Employee in his capacity as Employee on the effective date of the termination shall vest as of the effective date of such termination.

(iv) In the event of the termination of Employee’s employment pursuant to Sections 4(b)(i) (“Death”), 4(b)(ii) (“Disability”), 4(b)(iii) (“Unilateral Decision of Employer”), or 4(b)(vi) (“Change in Control”) above, Employee or his estate shall receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of the Board of Directors of Employer, at the time such bonuses are paid to other employees.

(v) Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any post-termination benefits or payments identified in Sections 4(c)(ii), (iii) and (iv) set forth in this Agreement, Employee agrees to execute (and not revoke) a severance and release agreement acceptable to Employer (the “Release”). If Employee fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any such post-termination benefit or payment. For purposes of this Agreement, the Release shall be considered to have been executed by Employee if it is signed by his legal representative in the case of legal incompetence or on behalf of Employee’s estate in the case of his death.

Any payments made by Employer pursuant to this Section 4(c) (other than the payment, if any, described in Section 4(c)(iv)) shall be paid on a monthly basis beginning on the first payroll date following Employee’s Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and not in a lump sum and shall be treated as a series of separate payments for purposes of Section 409A. Employee shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Employee shall resign all positions (including positions on the Board of Directors) with Employer and its subsidiaries. If Employee is a “specified employee” within the meaning of Section 409A, then payments shall not commence until six months following Employee’s separation from service to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A (and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six-month period). If the payment described in Section 4(c)(vi) must be delayed for six months pursuant to the preceding sentence, Employee shall bear the full cost of such payment during such delay period. Upon the date such payment would otherwise commence, Employer shall reimburse Employee for such payments, to the extent that such payments otherwise would have been paid by Employer had such payments commenced upon Employee’s termination of employment. Any remaining payments shall be provided by Employer in accordance with the schedule and procedures specified herein. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent. Except as provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

5. Competition and Confidential Information.

(a) Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its owners during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that these covenants have an extended duration; however, they agree that the covenants are reasonable and are necessary for the protection of Employer, its owners, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. During the term of Employee’s employment with Employer and for the period equal to the longer of twelve (12) months after the termination of Employee’s employment with Employer, regardless of the reason therefor, and the period during which Employee receives cash severance pursuant to Section 4(c) (the “Non-Competition Period”) Employee (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, member, participant, consultant, advisor, independent contractor, or in any other capacity) shall not engage or become financially interested in any Competitive Business within the Restricted Territory (defined below). As used herein, the term “Competitive Business” shall mean any individual, including on Employee’s own behalf, business, partnership, corporation, limited liability company, association, or other entity that sells or provides or attempts to sell or provide products or services that are the same, substantially similar to, or in competition with the products or services sold or provided by, contemplated by, or identified as a potential area of business by Employer as of the date of the termination of this Agreement. For further clarification, Competitive Business shall include, but not necessarily be limited to, the following entities known to Employer to be a Competitive Business: Safety-Kleen/Clean Harbors, Waste Management, Republic Services, Rubicon, River Road, Rock Tenn, Liberty Tire Recycling, Lakin Tire Recycling, Darling International, Griffin, Five Winds, Earth Shift and Pure Strategies. The term “Restricted Territory” shall mean any state or territory of the United States in which Employer’s Customers (defined below) are located, have operations in, or in which Employer has provided services or consummated sales to such Customers at any time during the Non-Competition Period. The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, stockholder, director, officer, principal, member, agent, employee, consultant, or lender; provided, however, that the ownership of not more than three (3) percent in the aggregate by Employee of the stock of a publicly held corporation shall not be included in such term.

Notwithstanding the foregoing, if there is an Event of Default (as therein defined) on the Convertible Secured Promissory Note executed by Employer as maker and by Employee as payee in conjunction with the purchase of Employee’s membership interest in Quest, then (i) Employee’s performance of services similar to those provided by Company in the one (1) year period prior to the transfer of Employee’s membership interest in Quest or (ii) Employee’s ownership in an entity that provides services as Quest had been providing in the one (1) year period prior to the transfer of Employee’s membership interest in Quest shall not be deemed to be engaging in or becoming financially interested in a Competitive Business for purposes of this Agreement. In the event that Employee engages in any of the activities set forth in this paragraph upon an Event of Default on the Convertible Secured Promissory Note, Employee shall immediately resign from all director, officer, or employee positions held with Employer and/or its subsidiaries pursuant to Section 4(b)(iv) hereof.

(c) Non-Solicitation of Employees. During the term of Employee’s employment and for a period of twenty-four (24) months after the termination of Employee’s employment with Employer, regardless of the reason therefor, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, business, firm, company, partnership, limited liability company, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within twelve (12) months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twenty-four (24) months after the termination of Employee’s employment with Employer, regardless of the reason therefor, Employee shall not, either for Employee or for any other person, business, company, partnership, limited liability company, corporation, or other entity, for any reason, either directly or indirectly, call on or attempt to call on, contact or attempt to contact, solicit or attempt to solicit, assist in the solicitation of or attempt to assist in the solicitation of, take away or attempt to take away, divert away or attempt to divert away, any Customer of Employer, including, but not limited to, any Customer who became or becomes a Customer of Employer through Employee’s efforts or contacts, for the purpose of providing similar products or services as provided by Employer. For the purpose of this Section, “Customer” means Employer’s current principal customers, consisting of Walmart, Aramark, CNH, Sam’s Club, Mary Kay US Airways, First Transforming Travel, AutoNation, Carmax, Jones Lange LaSalle, Garda, Greyhound, AT&T, AAFES, Old Dominion Freight Line, FedEx, Hendric Autogroup, Simon Malls, Pactiv, and International Paper as well as any other person, company, corporation, partnership, limited liability company, business, educational institution, charitable organization, not-for-profit organization, governmental unit, or other entity that is or was an actual or prospective Customer of Employer during Employee’s employment with Employer. Notwithstanding the foregoing, if there is an Event of Default on such Convertible Secured Promissory Note, Employee may continue to solicit, contact, canvas, contract with, and provide services to Customers who were customers of Quest in the one (1) year period prior to the transfer of Empoyee’s membership interest in Quest. In the event that Employee engages in any of the activities set forth in this paragraph upon an Event of Default on the Convertible Secured Promissory Note, Employee shall immediately resign from all director, officer, or employee positions held with Employer and/or its subsidiaries pursuant to Section 4(b)(iv) hereof.

(e) Non-Disclosure of Confidential Information. Employee agrees that Employer’s products, services, and methods of doing business are unique, and that Employer has a legitimate business interest in protecting its Confidential Information (as defined below). Employer, therefore, is unwilling to enter into and perform this Agreement unless Employee enters into the agreements contained in this Section and its subsections. To induce Employer to enter into this Agreement, Employee agrees as follows: Employee acknowledges that (i) Employer’s products and services are unique; (ii) Employer’s business is “relationship based”; (iii) through great effort and at incalculable expense, Employer has developed and maintained and can and will continue to develop and maintain invaluable business relationships (contractual and prospective) with Employer’s customers or clients, as well as service and product providers and vendors, and individuals who are employed by or represent the foregoing (collectively, “Business Relationships”); and (iv) in the course of Employee’s employment with Employer, Employee became or will become aware of and familiar with proprietary, secret, and Confidential Information relating to Employer’s business. This “Confidential Information” includes, but is not limited to, methods, designs, and other information related to Employer’s products and services, proprietary software systems, information concerning internal business operations, including expansion and business development plans, financial results of operations and projections of financial performance, contractual and prospective Business Relationships, financial data and records, marketing plans, procedures, client lists, information, and requirements, vendor lists, information and requirements, compilations of information, programming strategies and techniques, methods of doing business, design systems, business strategy plans, and other documents and information that are used in the operation, technology, development, and other and business dealings of Employer. Employee covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of Employer, all of which proprietary, secret, or confidential information constitutes “Trade Secrets” as that phrase is defined and applied under any applicable law. Employee further covenants and agrees that Employer’s Trade Secrets will not be misappropriated by Employee at any time, and will remain the sole and exclusive property of Employer at all times, including after termination of any consulting relationship between Employee and Employer, and that Employee will not, without the prior written consent of Employer, at any time during or after Employee’s employment with Employer, directly or indirectly, (v) misappropriate or otherwise make any use of such Trade Secrets or Confidential Information; or (w) release or otherwise divulge such Trade Secrets or any other proprietary, secret, or Confidential Information of Employer to any third party. Notwithstanding anything set forth in this Section, Employee shall not be deemed to be in breach of this Section if Employee: (x) discloses information pursuant to express written authorization of Employer; (y) discloses information already in the public domain, provided such information was not wrongfully disclosed into the public domain in the first instance; or (z) discloses information to any governmental authority or court, pursuant to a duty imposed by law (provided, however, that Employee shall notify Employer of the disclosure at least five (5) business days prior to such disclosure). Notwithstanding the foregoing, if there is an Event of Default on such Convertible Secured Promissory Note, Employee may utilize Confidential Information that was already known to Employee prior to the transfer of Employee’s membership interest in Quest. In the event that Employee utilizes the Confidential Information upon an Event of Default on the Convertible Secured Promissory Note, Employee shall immediately resign from all director, officer, or employee positions held with Employer and/or its subsidiaries pursuant to Section 4(b)(iv) hereof.

(f) Return of Books, Records, Papers, and Equipment. At any time as requested by Employer, or upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession or control, whether prepared by Employee or not.

(g) Assignment of Product.

(i) It is fully understood by Employee that the results of all services performed by Employee during the term of this Agreement belong solely to Employer. Employee hereby assigns to Employer all right and title to any discovery, production, invention, improvement, modification, device, information, or process related in any way to Employer’s business (collectively, the “Product”), which Employee may develop or discover during Employee’s employment with Employer. Employee agrees and understands that this assignment is binding without relation to the location of the Product and includes any Product developed off of Employer’s premises, including, but not limited to, work done by Employee on Employee’s own time, at Employee’s residence or elsewhere during the term of this Agreement. This assignment shall survive Employee’s termination of employment for six (6) months, and without limit if the Product relates to or uses Employer’s Confidential Information or Trade Secrets.

(ii) In connection with any of the Product referred to in Section 5(g)(i), Employee will promptly disclose such Product to Employer and Employee will, if deemed necessary by Employer and on Employer’s request, promptly execute a specific assignment of title to Employer and such other documents as may reasonably be requested by Employer for the purpose of vesting, confirming, or securing Employer title to the Product, and Employee will do anything else reasonably necessary to enable Employer to secure a patent, copyright, or other form of protection thereof in the United States and in other countries even after the termination of Employee’s employment with Employer.

(iii) Employee has identified on Schedule 1 of this Agreement all Product not assigned by this section, if any, in which Employee has any right, title, or interest, and which were made, conceived, or written wholly or in part by Employee prior to his employment with Employer and which relate to the actual or anticipated business, research, or development of Employer. If Employee does not have any to identify, Employee has written or typed “none” on this line: NONE. Employee represents that he is not a party to any agreements which would limit his ability to assign Product as provided for in this Agreement.

(h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section occurs, Employer shall be entitled to preliminary and permanent injunctive relief (without being required to post bond), reasonable attorneys’ fees, and damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), or (d) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three (3) days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(i)	If to Employer:

c/o Infinity Resources Holdings Corp.

1375 North Scottsdale Road, Suite 140

Scottsdale, Arizona 85257

Attention: Chairman of the Board

Phone: (480) 729-6612

Fax: (480) 889-2660

E-mail: mas917@gmail.com

with a copy given in the manner

prescribed above, to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert S. Kant, Esq.

Phone: (602) 445-8302

Facsimile: (602) 445-8100

E-Mail: kantr@gtlaw.com

(ii)	If to Employee:

6175 Main Street, Suite 420

Frisco, Texas 75034

Phone: (972) 464-0004

Fax: (972) 464-0015

E-mail: briand@questrmg.com

with a copy given in the manner

prescribed above, to:

Jordan, Houser & Flournoy, LLP

2591 North Dallas Parkway, Suite 408

Frisco, Texas 75034

Attention: Cynthia Hurley, Esq.

Phone: (972) 668-6810

Fax: (214) 618-9723

E-mail: churley@jhflegal.com

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 6 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Texas, notwithstanding any Texas or other conflict-of- interest provisions to the contrary. Venue for any action arising out of this Agreement or the employment relationship shall be brought only in courts of competent jurisdiction in Collin County, Texas.

(d) Notification of New Employer. Upon termination of this Agreement for any reason, Employee hereby consents to the notification by Employer to Employee’s new employer of Employee’s rights and obligations under this Agreement. In addition, in the event that Employee plans to render services to a company that works in a similar field as Employer, Employee agrees to provide Employer with as much notice as possible of Employee’s intention to join that company or business but in no event will Employee provide less than sixty (60) days’ notice of that intention; provided, however, the provision of such notice and Employer’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement.

(e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(f) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(h) Entire Agreement. Except as herein contained, this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, including any employment terms, conditions, or provisions under the Limited Liability Company Agreement of Employer, dated September 2008, and any modifications thereto, which shall no longer have any force or effect. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

7. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFINITY RESOURCES HOLDINGS CORP.

By:	/s/ Mitchell A. Saltz
Mitchell A. Saltz, Chairman of the Board

/s/ Brian Dick
BRIAN DICK

Signature Page to Employment Agreement